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                                                                   Exhibit 10.10

                            ASSET PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (the "Agreement") is made as of the 14th day of July, 1999, by and among PresGar Imaging, L.C., a Florida Limited Liability Company, together with any one or more affiliates to which it assigns its rights (but not its obligations) hereunder (collectively the "PURCHASER"), Innovative Clinical Solutions, Ltd., a Delaware corporation ("ICSL"), PhyMatrix Management Company, Inc., a Florida corporation ("PMC"), PhyMatrix Diagnostic Imaging, Inc., a Delaware corporation ("PDI"), Biltmore Imaging Center, Inc., an Arizona corporation ("BILTMORE"), BabRad, Inc., a New York corporation ("BABRAD"), PhyMatrix Diagnostic Imaging Northeast, Inc., a Delaware corporation ("PDI NE"), and Deerco, Inc., a New York corporation ("DEERCO," and collectively with PMC, PDI, Biltmore and BabRad, the "SELLER GROUP").

         WHEREAS, PMC, Biltmore, PDI NE, BabRad, Deerco and PDI, each direct or indirect subsidiaries of ICSL, own the assets used by and administer the following diagnostic imaging centers: (i) the Bensonhurst imaging center (the "BENSONHURST CENTER"), (ii) the Queens Open MRI imaging center (the "RAY-X CENTER"), (iii) the Highway imaging center (the "HIGHWAY CENTER"), (iv) the five Bab nuclear radiology centers (the "BAB CENTERS"), (v) Biltmore Advanced Imaging Center (the "BILTMORE CENTER"), (vi) Central Magnetic Imaging North and South Centers (the "CMI NORTH & SOUTH Centers") and (vii) Central Magnetic Imaging Center of Palm Beach County (the "CMI-PALM BEACH CENTER," and collectively with the Bensonhurst Center, the Ray-X Center, the Highway Center, the Bab Centers, the Biltmore Center, and the CMI North & South Centers, the "DIAGNOSTIC CENTERS");

         WHEREAS, Purchaser desires to purchase and PMC, PDI NE, Biltmore, BabRad, Deerco and PDI collectively desire to sell, the assets related to the Diagnostic Centers.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                             1. CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:

         1.01 "Assumed Obligations" shall have the meaning set forth in Section 2.01(b).

         1.02 "Balance Sheets" means the balance sheets dated April 30, 1999 of the Seller Group relating to the Business, appearing in the Financial Statements, and the accompanying schedules thereto.

         1.03     "Balance Sheet Date" means April 30, 1999.


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         1.04 "Business" means, collectively, the business of owning the assets of and operating and/or administering the Diagnostic Centers.

         1.05 "Closing" means the closing of the transactions contemplated by this Agreement with respect to the purchase and sale of the Transferred Assets and the assumption of the Assumed Obligations.

         1.06 "Closing Date" shall have the meaning set forth in Section 5.01.

         1.07 "Diagnostic Centers" shall have the meaning set forth in the recitals.

         1.08 "Disclosure Schedule" means the disclosure schedule attached hereto as Schedule 1.

         1.09 "Eligible Employee" shall have the meaning set forth in Section 3.02.

         1.10 "Financial Statements" means the financial statements of the Seller Group relating to the Business attached hereto as EXHIBIT A consisting of the Balance Sheets and the statements of operations for the one year and three month periods ended January 31 and April 30, 1999, respectively.

         1.11 "HSR Act" shall have the meaning set forth in Section 11.04.

         1.12 "ICSL Group" means, collectively, ICSL and the Seller Group.

         1.13 "Liens" shall have the meaning set forth in Section 2.01.

         1.14 "Material Adverse Effect" shall have the meaning set forth in
Section 7.01.

         1.15     "Permitted Liens" shall mean:

                           (a)      liens for taxes not due;

                           (b) pledges or deposits made in the ordinary course
                  of business in connection with workers' compensation, unemployment insurance and other social security legislation;

                           (c) easements, rights-of-way, restrictions and other
                  similar encumbrances which are not material, and which do not materially detract from the value of any such properties or assets or materially interfere with any present use of such properties or assets;

                           (d) liens on deposits which have been made to secure
                  the performance of bids, contracts (other than for borrowed money), leases, statutory obligations,



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                  surety and appeal bonds, performance bonds and other
                  obligations of a like nature incurred in the ordinary course of business;

                           (e) statutory and contractual liens in favor of
                  landlords or lessors securing leases; and

                           (f) liens arising pursuant to Assumed Obligations.

         1.16 "Transferred Assets" means the assets listed on EXHIBIT B hereto.

         1.17 References to the "knowledge" of any party regarding the existence of any factual matter shall refer to the knowledge that the officers and directors of such party, in the exercise of their corporate law fiduciary responsibilities, had regarding such matter.

                         2. PURCHASE AND SALE OF ASSETS

         2.01     PURCHASE OF ASSETS.

         (a) ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller Group will sell, transfer and assign to the Purchaser, free and clear of all liens, pledges, security interests, charges, claims or encumbrances other than Permitted Liens (collectively, "LIENS"), those assets, properties and rights related to the ownership and operation of the Diagnostic Centers, which are all listed or described on EXHIBIT B hereto (collectively, the "TRANSFERRED ASSETS"). Excluded from the Transferred Assets are cash and cash equivalents, accounts receivable, books and records (other than patient records which are expressly included in Transferred Assets), and all other assets, properties and rights not expressly listed or described on EXHIBIT B hereto.

         (b) LIABILITIES. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Purchaser will assume only those obligations related to the Transferred Assets that are expressly identified on EXHIBIT C hereto (the "ASSUMED OBLIGATIONS") and will thereafter timely perform the Seller Group's obligations under each and timely pay and discharge the same when due.

                3. OTHER PROVISIONS RELATING TO THE PURCHASE AND
                         SALE OF THE TRANSFERRED ASSETS

         3.01 FURTHER ASSURANCES. At any time and from time to time after the Closing, at the request and at the expense of the Purchaser, and without further consideration, the ICSL Group will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested by the Purchaser in order to more effectively transfer, convey and assign to the Purchaser and to confirm Purchaser's title to the Transferred Assets.



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                  4. PURCHASE PRICE

         4.01 PURCHASE PRICE. In consideration for the Transferred Assets and the other covenants and agreements set forth herein, including the assumption of the Assumed Obligations, the Purchaser will pay to ICSL Group or their designee(s), an aggregate of Thirty-Three Million Five Hundred Fifty Thousand Dollars ($33,550,000) less the outstanding amount at Closing of the "Long-Term Obligations" identified as such on EXHIBIT C (currently estimated to be approximately $4,000,000) and the amount mutually agreed to by the parties at the Closing to adjust for modifications in the Contracts as a result of the transactions contemplated by this Agreement (which amount is currently estimated by the parties to be approximately $1,500,000), payable by certified or bank check or wire transfer at the Closing.

         4.02 PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated among the Transferred Assets as reasonably determined by the parties and set forth on EXHIBIT D attached hereto, which the parties agree to attach to this Agreement on or before the Closing Date. The parties agree that any reporting of the Purchase Price or the allocation thereof on any federal or state tax return shall be consistent with EXHIBIT D.

                  5.  CLOSING; CLOSING DELIVERIES

         5.01 CLOSING. The closing of the sale of the Transferred Assets and the assumption of the Assumed Obligations pursuant to this Agreement (the "CLOSING") shall take place no more than three business days after expiration of the applicable HSR Act waiting period and the fulfillment or satisfaction of all conditions to closing described in Section 6, at 10:00 a.m., local time, at the offices of Nutter, McClennen & Fish, LLP, One International Place, Boston, Massachusetts, and otherwise on such date as may be mutually agreed upon by the parties (the "CLOSING DATE").

         5.02 CLOSING DELIVERIES OF THE SELLER GROUP. At the Closing, as a condition of the Purchaser's obligations to consummate the transactions contemplated by this Agreement, the ICSL Group shall cause to be delivered to the Purchaser the following (or receive the Purchaser's written waiver with respect thereto):

                  (a) BILLS OF SALE AND ASSIGNMENT. Simultaneously with the Closing, the Seller Group will deliver, if applicable, to the Purchaser or its designee(s), Bills of Sale in the form attached hereto as EXHIBIT E, an Assignment and Assumption Agreement in the form attached hereto as EXHIBIT F, and other transfer documents which will be sufficient to vest good and valid title to the tangible Transferred Assets free and clear of any and all Liens.

                  (b) RESOLUTIONS. A copy of the resolutions of the Board of Directors of each member of the Seller Group certified by a duly elected officer as being complete and correct as of such date and satisfactory in form and substance to the Purchaser, authorizing and approving the execution, delivery and performance of this Agreement and the



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         transactions contemplated hereby and the acts of the officers and employees of the Seller Group in carrying out the terms and provisions hereof.

                  (c) CLOSING CERTIFICATE. A certificate of an officer of ICSL delivered pursuant to Sections 6.01(a) and (b).

                  (d) ORGANIZATIONAL DOCUMENTS. A copy of the certificate of incorporation, certified as of a recent date by the Secretary of State of the state of incorporation for each of the members of the Seller Group, and a copy of the By-laws of each member of the Seller Group, certified by a duly elected officer of such company; a certificate or certificates of good standing, also certified as of a recent date by the Secretary of State of the state of incorporation for each of the members of the Seller Group; and certificates of foreign qualification with respect to all jurisdictions in which the Seller Group, by the conduct of their business, are required to be so qualified.

                  (e) OPINIONS OF COUNSEL. An opinion of counsel for the ICSL Group in a form mutually agreed to by the parties.

         5.03 CLOSING DELIVERIES OF PURCHASER. At the Closing, as a condition of the ICSL Group's obligation to consummate the transactions contemplated by this Agreement, the Purchaser shall deliver or cause to be delivered to the ICSL Group the following (or receive the ICSL Group's written waiver with respect thereto):

                  (a) PURCHASE PRICE. The Purchaser must pay the Purchase Price as provided in Section 4.01.

                  (b) ASSIGNMENT AND ASSUMPTION AGREEMENT. An Assignment and Assumption Agreement in the form attached hereto as EXHIBIT F pursuant to which the Purchaser shall assume and undertake to perform the Assumed Obligations pursuant to Section 2.01(b).

                  (c) RESOLUTIONS. A copy of the resolutions of the Board of Directors of the Purchaser certified by a duly elected officer as being complete and correct as of such closing date, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the acts of the officers and employees of the Purchaser in carrying out the terms and provisions hereof.

                  (d) ORGANIZATIONAL DOCUMENTS. A copy of the Purchaser's Articles of Organization, certified as of a recent date by the Secretary of State of the state of organization of the Purchaser and a copy of the Regulations and Operating Agreement of the Purchaser, certified by a member or manager; a certificate of active status, also certified as of a recent date by the Secretary of State of the state of organization of the Purchaser; and certificates of foreign qualification with respect to all states in which the Purchaser, by the conduct of its business, is required to be so qualified.



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                  (e) CLOSING CERTIFICATE. A certificate of a member of the
         Purchaser delivered pursuant to Sections 6.02(a) and (b).

                  (f) OPINION OF COUNSEL. An opinion of counsel for the Purchaser in a form mutually agreed to by the parties.

         6.  CONDITIONS

         6.01 CONDITIONS TO PURCHASER'S OBLIGATIONS. At the Closing, it shall be a condition of Purchaser's obligation to consummate the transactions contemplated by this Agreement that the following shall be true:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE. All of the representations and warranties of the ICSL Group contained in this Agreement shall be true, correct and complete in all material respects as of the Closing Date. On such date, a duly elected and currently serving officer of ICSL shall have executed and delivered to the Purchaser a certificate to such effect.

                  (b) PERFORMANCE. The ICSL Group shall have performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by them prior to or at the Closing Date. A duly elected and currently serving officer of ICSL shall have executed and delivered to the Purchaser a certificate to such effect.

                  (c) CLOSING DELIVERIES. The ICSL Group shall have delivered all of the resolutions, certificates, documents and instruments required to be delivered by it by this Agreement.

                  (d) ORDERS, DECREES, JUDGMENTS. No order, decree or judgment of any court or governmental body shall have been issued and remain in effect at such date restraining, prohibiting, restricting or delaying the consummation of the transactions contemplated by this Agreement.

                  (e) CONSENTS. All consents or approvals required for the consummation of the transactions contemplated by this Agreement by any third party shall have been obtained, except where the failure to obtain any such consent or approval would not have a Material Adverse Effect (as defined below).

                  (f) GOVERNMENTAL APPROVALS. All approvals, consents, permits or licenses from any federal, state or local governmental agency or body required in connection with the consummation of the transactions contemplated hereby shall have been duly obtained to the extent that such approvals, consents, permits or licenses can be legally obtained prior to



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         such date, except where the failure to obtain any such approval, consent, permit or license would not have a Material Adverse Effect (as defined below).

                  (g) HSR ACT REQUIREMENTS. The filing and waiting requirements under the HSR Act shall have been complied with and shall have expired or terminated.

         6.02 CONDITIONS TO THE ICSL GROUP'S OBLIGATIONS. At the Closing, it shall be a condition to the ICSL Group's obligation to consummate the transactions contemplated by this Agreement that the following shall be true:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE. All of the representations and warranties of the Purchaser contained in this Agreement shall be true, complete and correct in all material respects as of the Closing Date. On such date, a member of the Purchaser shall have executed and delivered to the ICSL Group a certificate to such effect.

                  (b) PERFORMANCE. The Purchaser shall have performed and complied with all agreements and covenants contained herein required to be performed or complied with by the Purchaser prior to or at the Closing Date. A member of the Purchaser shall have delivered a certificate to the ICSL Group to such effect.

                  (c) CLOSING DELIVERIES. The Purchaser shall have delivered the Purchase Price and all of the resolutions, certificates, documents and instruments required to be delivered by it by this Agreement.

                  (d) ORDERS, DECREES, JUDGMENTS. No order, decree or judgment of any court or governmental body shall have been issued and remain in effect at such date restraining, prohibiting, restricting or delaying the consummation of the transactions contemplated by this Agreement.

                  (e) GOVERNMENTAL APPROVALS. All approvals, consents, permits or licenses from any federal, state or local governmental agency or body required in connection with the consummation of the transactions contemplated hereby shall have been obtained, except where the failure to obtain any such approval, consent, permit or license would not have a Material Adverse Effect.

                  (f) HSR ACT REQUIREMENTS. The filing and waiting requirements under the HSR Act shall have been complied with and shall have expired or terminated.



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                  7.  REPRESENTATIONS AND WARRANTIES OF THE
                  ICSL GROUP RELATING TO THE TRANSFERRED ASSETS

         The members of the ICSL Group jointly and severally represent and warrant to the Purchaser that, except as disclosed in the DISCLOSURE SCHEDULE, the following representations and warranties are true and correct as of the date hereof. Disclosure appearing on the DISCLOSURE SCHEDULE with respect to any particular representation or warranty shall be deemed disclosure with respect to every other representation and warranty, as applicable. Subject to the rights of the Purchaser pursuant to Section 13.01(b) of this Agreement, the ICSL Group may attach the DISCLOSURE SCHEDULE to this Agreement after the execution hereof by delivering a copy of the DISCLOSURE SCHEDULE to the Purchaser with a notice stating that it is to be attached to this Agreement as the DISCLOSURE SCHEDULE.

         7.01 ORGANIZATION. Each corporation constituting the Seller Group is a corporation organized, existing, and in good standing under the laws of the State of its incorporation. Each member of the Seller Group is qualified or licensed and in good standing as a foreign corporation in those states listed on the DISCLOSURE SCHEDULE, which are the only jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it in connection with the Business makes such qualification or licensing necessary, except where failure to qualify would not result in a material adverse effect on the Business taken as a whole (a "Material Adverse Effect").

         7.02 POWER AND AUTHORITY. Each member of the Seller Group has corporate power and authority to carry on its business as now being conducted and to own, operate and lease its properties in the places where such business is now conducted and where such properties are now owned, leased or operated. This Agreement and the transactions contemplated hereby have been approved by all necessary corporate action on the part of the ICSL Group. Each member of the ICSL Group has corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and this Agreement and all other agreements to be executed and delivered by the ICSL Group in connection herewith constitute the legal, valid and binding obligations of the ICSL Group enforceable against them in accordance with their respective terms.

         7.03 COMPLIANCE. The execution and delivery of this Agreement, together with all documents and instruments contemplated herein (the "Transaction Documents") and the consummation of the transactions contemplated thereby by the ICSL Group will not (i) violate any provision of the organizational documents of the ICSL Group, (ii) violate any material provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, any mortgage, lien, lease, contract, license, instrument or any other agreement to which any member of the ICSL Group is a party, (iii) result in the creation or imposition of any material lien, charge, pledge, security interest or other material encumbrance upon the Transferred Assets or (iv) to the best of the ICSL Group's knowledge, violate or conflict with any court order, judgment or decree, or any law, ordinance



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or regulation to which any member of the ICSL Group or the Transferred Assets is subject, except for such violation or conflict that would not result in a Material Adverse Effect.

         7.04 APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person is required in connection with the execution and delivery of this Agreement by the ICSL Group or the consummation by the ICSL Group of the transactions contemplated hereby, except for the filing to be made in accordance with the HSR Act and except where failure to obtain or make such consent, approval, order, authorization, declaration or filing would not result in a Material Adverse Effect.

         7.05     FINANCIAL INFORMATION AND RECORDS; UNDISCLOSED LIABILITIES.

                  (a) RECORDS. The books of account and related records of the Seller applicable to the Business and the Transferred Assets are correct and complete.

                  (b) FINANCIAL STATEMENTS. The Financial Statements (a) correctly reflect the books of account and records of the Seller Group;
         (b) have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the indicated periods ("GAAP"), except that the Financial Statements contain no footnotes and the interim Financial Statements contain no year-end adjustments; and
         (c) fairly present the financial condition, assets and liabilities and results of operation of the Business at the dates and for the relevant periods indicated.

                  (c) UNDISCLOSED LIABILITIES. The Seller Group has no liabilities applicable to the Business or the Transferred Assets, except: (a) those reflected or reserved for within the Financial Statements in the amounts shown therein; (b) those not required under GAAP to be reflected or reserved for within the Financial Statements that are expressly quantified and set forth on SCHEDULE 7.05(c) Disclosure Schedule; and (c) those of the same nature as those set forth within the Financial Statements that have arisen or will arise in the ordinary course of business after the date of the Balance Sheet through the Closing Date, all of which have been consistent in amount and character with past practice and experience, and none of which, individually or in the aggregate, has had or will have a Material Adverse Effect on the Business.

         7.06 CONDUCT OF BUSINESS SINCE THE BALANCE SHEET DATE. Since the Balance Sheet Date, no member of the Seller Group has taken or agreed to take any action that would obligate any member of the Seller Group to have done or failed to do any of the following with respect to the Business, except where the consequence of such action would not have a Material Adverse Effect:

                  (a) entered into any transaction, agreement or commitment with respect to the Business, other than in the ordinary course of business;



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                  (b) incurred indebtedness for borrowed money;

                  (c) mortgaged, pledged or otherwise encumbered (except through a Permitted Lien), or, other than in the ordinary course of business, sold, transferred or otherwise disposed of, any of the Transferred Assets; or

                  (d) made any investment of a capital nature or entered into a commitment for such investment with respect to the Business.

         7.07     LEASED AND TANGIBLE PERSONAL PROPERTIES.

                  (a) LIST OF REAL PROPERTY LEASED. The Seller Group owns no real property comprising Transferred Assets. SCHEDULE 7.07(a) of the Disclosure Schedule sets forth as of the date hereof a correct and complete list of all real property possessed and used by any member of the Seller Group under any lease agreement comprising a Transferred Asset (the "LEASED PROPERTY"). All Leased Property is in condition and repair adequate for its current use.

                  (b) STATUS OF LEASES. Each contract pertaining to Leased Property is in full force and effect and such Leased Property is subject to no term or condition other than as contained in such contract. The Seller Group has complied with all commitments and obligations on its part to be performed or observed under each such contract, except for such noncompliance which will not, individually or in the aggregate, have a Material Adverse Effect upon the tenant's right of possession and use. To the knowledge of the Seller Group, each party to each such contract other than any member of the Seller Group has complied with all commitments and obligations on its part to be performed or observed thereunder, except for such noncompliance which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect upon tenant's right of possession and use. No member of the ICSL Group has waived any material obligation of any landlord or any right of such member or any other under any lease or sublease of Leased Property. No member of the Seller Group has received any notice of a default, offset or counterclaim under any such contract and no event or condition has occurred or presently exists that constitutes a default or, after notice or lapse of time or both and without a timely cure, would constitute a default under any such contract, except for such notices, defaults, offsets or counterclaims which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect upon tenant's right of possession or use. No security interests, charges or other encumbrance of any kind attach to any leasehold interest of the Seller Group under any lease or sublease. SCHEDULE 7.07(b) of the Disclosure Schedule identifies each existing lease or sublease of Leased Property which will have to be assigned upon the Closing under circumstances requiring the consent or approval by another person.

                  (c) NO ADVERSE ACTIONS. There are no pending nor, to the knowledge of the ICSL Group, threatened actions or proceedings (including condemnation and foreclosure)



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         involving, or that might have a Material Adverse Effect upon the interest of the Seller Group in any Leased Property.

                  (d) TITLE TO TANGIBLE ASSETS. The Seller Group has good and marketable title to all tangible personal property comprising Transferred Assets ("TANGIBLE PERSONAL PROPERTY"), free and clear of all liens, security interests, charges or encumbrances of any kind, except as identified in SCHEDULE 7.07(d) of the Disclosure Schedule and liens the presence of which would not have a Material Adverse Effect upon ownership or transferability. The Seller Group makes no representation as to the operating condition or state of repair of any of Tangible Personal Property, or as to their suitability or adequacy for the purposes for which they are presently being used by any member of the Seller Group in its conduct of the Business, and Purchaser herein acknowledges that it is acquiring the Tangible Personal Property, in an AS IS, WHERE IS condition.

                  (e) TANGIBLE PERSONAL PROPERTY LEASES. Each Tangible Personal Property lease or sublease is in full force and effect. The Seller Group has complied with all material commitments and obligations on its part to be performed or observed under each such lease or sublease, and has received no notice of a default, offset or counterclaim under any such lease or sublease, and no event or condition has occurred or presently exists which constitutes a material default or, after notice or lapse of time or both, would constitute a material default thereunder.

         7.08 PROPRIETARY RIGHTS. SCHEDULE 7.08 of the Disclosure Schedule contains a complete and accurate listing of all proprietary rights that comprise Transferred Assets, which are limited to all registered service marks, medical equipment and billing and collection licenses and any other material licenses, assignments or other rights relating to the operation of the Business and other material proprietary rights that are attributable to the conduct of, used in, or otherwise related to the Business (collectively the "PROPRIETARY RIGHTS"). Except as identified in such Schedule, the ICSL Group maintains sole, valid and transferable right, title and interest in and to each such Proprietary Right, the same are enforceable and unencumbered by any encumbrance, none infringe the rights of others (nor has any claim been made that there is any such infringement), and no royalty or other payment is required in connection with the ownership, use or enjoyment of such Transferred Assets by the ICSL Group. No claim has been asserted against any member of the ICSL Group with respect to the ownership, possession or use of any of such Proprietary Rights or to the effect that such member is infringing on or otherwise acting adversely to the rights of any person in respect of any of such Proprietary Rights, and, to the ICSL Group's knowledge, no valid basis for such claim exists. SCHEDULE 7.08 of the Disclosure Schedule contains a correct and complete listing of all material computer software, databases and programs used by the Seller Group in the conduct of the Business that are being purchased under this Agreement. All such items are owned or properly licensed by the Seller Group, and, except as disclosed in SCHEDULE 7.08 of the Disclosure Schedule, may be transferred to Purchaser without the consent of another.



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         7.09 CONTRACTS. Set forth on the DISCLOSURE SCHEDULE is a complete and correct list of all material agreements, contracts and commitments (collectively "CONTRACTS") entered into in connection with the Business and to which a member of the Seller Group is a party or by which such party or any of such party's properties used in the Business is bound. Except as set forth on the DISCLOSURE SCHEDULE, the ICSL Group has made, or prior to Closing will make, available to the Purchaser complete and correct copies of all such Contracts (together with all amendments thereto). All such Contracts are in full force and effect on the date hereof and, to the knowledge of the ICSL Group, all parties thereto have performed all obligations required to be performed by them to the date hereof except where the failure to perform would not constitute a material default thereunder. At the CMI North and South Centers, CMI-Palm Beach Center and the Biltmore Center, members of the Seller Group have entered into arrangements with radiologists to provide professional interpretation of diagnostic imaging studies on a percentage of net collected revenue or on a per study basis. At the other Diagnostic Centers members of the Seller Group have entered into service agreements with radiologists that state that such members will provide administrative services on a fixed fee basis. Except as set forth in SCHEDULE
7.09 of the Disclosure Schedule, no such Contract contains a non-competition agreement, "most favored nation" clause, exclusive dealings provision or other provision that would restrict Purchaser's right to freely deal with other third parties, nor extend benefits to any contracting party (other than Purchaser as assignee of the Seller Group) that would not exist if the Closing were not to occur, or impose obligations on Purchaser or its affiliates upon and after Closing that either extend to their business and operations other than the Diagnostic Centers or would not be imposed on any member of the Seller Group if the Closing were not to occur.

         7.10 TITLE TO ASSETS. The Seller Group will transfer to the Purchaser at the Closing, good, marketable and undivided title to and possession of all of the owned Transferred Assets, free and clear of any Liens.

         7.11 LITIGATION. There are no claims, actions, suits or proceedings (arbitration or otherwise) pending, or, to the best of the ICSL Group's knowledge, threatened against any member of the Seller Group with respect to the Business at law or in equity in any court or before or by any governmental authority which would have a Material Adverse Effect. No member of the Seller Group is in default in respect of any judgment, order, writ, injunction or decree of any court or other governmental authority with respect to the Business or the transactions contemplated by this Agreement.

         7.12     EMPLOYMENT MATTERS.

                  (a) COMPLIANCE WITH EMPLOYMENT LAWS. Except as stated in
         SCHEDULE 7.12(a) of the Disclosure Schedule or to the extent any such non-compliance (of which it has no knowledge) would not reasonably involve aggregate expenditures in excess of $25,000, each member of the Seller Group has, with respect to the Business, complied, and is in compliance, with all laws relating to the employment of labor, including, without limitation, all laws and provisions thereof relating to wages, hours, equal opportunity, collective bargaining, the payment of social security and other taxes, and occupational safety and health;

                  (b) LABOR AGREEMENTS. No member of the Seller Group is a party to or otherwise bound by any labor union or collective bargaining agreement with respect to the Business, and there are no pending labor negotiations with or union organizing efforts by any employees of any member of the Seller Group working in the Business or with any union representing or attempting to represent any such employees. No member of the ICSL Group has knowledge of any grievance under a collective bargaining agreement by an employee of any member of the Seller Group that has not been resolved. To the knowledge of the ICSL Group, no key employee or agent or group of employees or agents of any member of the Seller Group whose principal responsibilities are associated with the operation of the Business has or have any plans to terminate employment by or agency with such member or would not be available for employment by the Purchaser;

                  (c) NON-COMPETITION AGREEMENTS. To the knowledge of the Seller Group, no employee of any member of the Seller Group is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any material way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business.

         7.13 PERMITS. Except as identified in SCHEDULE 7.13 of the Disclosure Schedule, the Seller Group holds all governmental permits, certificates, licenses, franchises, privileges, approvals, registrations and authorizations required under any applicable law or otherwise advisable in connection with the operation of the Business (for purposes of this Section only, each a "PERMIT" and collectively, "PERMITS"). Each Permit is valid, subsisting and in full force and effect, but, except as stated in SCHEDULE 7.13 of the Disclosure Schedule is non-assignable. The Seller Group is in material compliance with and has fulfilled and performed its material obligations under each Permit, and no event, condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could constitute a material breach or default under any Permit. No member of the ICSL Group has received any notice of any violation of law as related to a Permit, and no event has occurred or condition or state of facts exists that, to the ICSL Group's knowledge, could reasonably give rise to any such violation. No member of the ICSL Group has received any notice of non-renewal of any Permit. The ICSL Group makes no representation or warranty about the requirement or lack of requirement to obtain any Permit to engage in the practice of medicine or that the Business does not violate any New York statute, rule or regulation prohibiting the corporate practice of medicine or splitting fees with non-physicians.

         7.14 INSURANCE. All general liability insurance policies with respect to which any member of the ICSL Group is the owner, insured or beneficiary and which is applicable to any of the Transferred Assets or the Business have been issued on an "claims made" basis and are reasonable, in both scope and amount, in light of the risks attendant to the Business and comparable in coverage to policies customarily maintained by others engaged in similar lines of business.

         7.15 TAXES. Except as disclosed in SCHEDULE 7.15 of the Disclosure Schedule, the Seller Group has filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis, all tax returns that are required to be filed by it with respect to the Business prior to the Closing Date, pursuant to the law of each governmental authority with taxing power over it. All such filed tax returns were or will be, as the case may be, correct and complete. The Seller Group has paid or will pay all taxes that have or will become due as shown on such filed tax returns or pursuant to any assessment received as an adjustment to such tax returns, except (a) such taxes, if any, as are being contested in good faith and disclosed on SCHEDULE 7.15 (which remain the obligation of the Seller Group); (b) such taxes as are fully reserved for within the Financial Statements; and (c) such taxes accruing after April 30, 1999 that will be due on or before the Closing Date. No claim has been made by a taxing authority of a jurisdiction where any member of the Seller Group does not file any tax return that it is or may be subject to taxation in that jurisdiction. The Seller Group has withheld and paid all taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         7.16 ENVIRONMENTAL MATTERS. Except as disclosed in SCHEDULE 7.16 of the Disclosure Schedule:


                  (a) COMPLIANCE; NO LIABILITY. The Seller Group has managed the Business in material compliance with all applicable Environmental Laws (as defined in subsection (d) below). The Seller Group is not subject to any liability, penalty or expense (including legal fees) as a result of its operation of the Business, and Purchaser will not suffer or incur any loss, liability, penalty or expense (including legal fees) by virtue of any violation by any member of the Seller Group of any Environmental Law, any environmental activity conducted by such member, or any environmental condition existing on or with respect to any Leased Property on or prior to the Closing Date, in each case whether or not the member permitted or participated in such act or omission.

                  (b) TREATMENT; CERCLIS. The Seller Group has not treated, recycled, released or disposed of any Regulated Material (as defined in subsection (h) below) on any Leased Property, and no member of the Seller Group has knowledge of any other person treating, recycling, releasing or disposing of any Regulated Material on any part of the Leased Property. No member of the ICSL Group has transported, or arranged for the transport of, any Regulated Material in connection with the Business to any location that is listed or proposed for listing on the National Priorities List pursuant to Superfund or on CERCLIS or to any other location that is the subject of a federal, state or local enforcement action or other investigation that may lead to claims against such member for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury, including claims under Superfund. To the knowledge of the Seller Group, none of the

         Leased Property is listed or proposed for listing on the National Priorities List pursuant to Superfund, CERCLIS or any state or local list of sites requiring investigation or cleanup.

                  (c) NOTICES; EXISTING CLAIMS; CERTAIN REGULATED MATERIALS; STORAGE TANKS. No member of the Seller Group has received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any Regulated Material in connection with the Business nor is required to place any notice or restriction relating to the presence of any Regulated Material upon any Leased Property. There has been no past, and there is no pending or contemplated, claim by any member of the Seller Group under any Environmental Law based on actions of others that may have impacted on the Leased Property, and no member of such Group has entered into any agreement with any person regarding any Environmental Law, remedial action or other environmental liability or expense in connection with the Business. No member of the Seller Group knows of any storage tank to be located on the Leased Property, whether underground or aboveground.

                  (d) Certain of the capitalized terms used in subsections (a),
         (b) or (c) above, or in this subsection, shall be deemed to have the following meanings:

                           (i) "CERCLIS" means the United States Comprehensive
                  Environmental Response Compensation Liability Information System, as promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986.

                           (ii) "ENVIRONMENTAL LAW" means any applicable law
                  relating to public health and safety or protection of the environment, including common law nuisance, property damage and law similar to such common law theories.

                           (iii) "NATIONAL PRIORITIES LIST PURSUANT TO
                  SUPERFUND" means the list of Regulated Materials sites established by the United States Environmental Protection Agency.

                           (iv) "PCBS" means polychlorinated biphenyls.

                           (v) "REGULATED MATERIAL" means any pollutant,
                  contaminant, waste or chemical, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance as defined by any Environmental Law, and any other substance or material, in each case that is regulated by any applicable Environmental Law, expressly including petroleum, petroleum-related material, crude oil or any fraction thereof, PCBs and friable asbestos.

                           (vi) "SUPERFUND" means the United States
                  Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 6901 et seq., as amended.

         7.17     EMPLOYEE BENEFIT PLANS.

                  (a) LIST OF EMPLOYEE BENEFIT PLANS. Except as set forth in
         SCHEDULE 7.17(A) of the Disclosure Schedule, no member of the Seller Group, maintains or contributes to, nor is committed to establish, adopt or implement, any of the following agreements, plans or arrangements, whether oral or written and whether formal or informal with respect to any of its employees that perform service for the benefit of the Business, or any of the dependents and beneficiaries of such employees: (a) pension, profit sharing, stock bonus, stock option, supplemental retirement or deferred compensation plans (whether or not qualified or defined in Sections 3(2), 3(34) or 3(35) of the United States Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder ("ERISA") or in Sections 414(i) or 414(j) of the Internal Revenue Code of 1986, as amended (the "CODE")); (b) medical, surgical, health care, hospitalization, dental, vision, life insurance, disability, severance, sickness or accident plans (whether or not as defined in Section 3(1) of ERISA); or (c) other benefit plans. All such plans, contracts or arrangements set forth on SCHEDULE 7.17(a) of the Disclosure Schedule are hereinafter in this Section collectively referred to as "BENEFIT PLANS" and separately as a "BENEFIT PLAN.")

                  (b) WRITTEN CONTRACTS, ABSENT EMPLOYEES. SCHEDULE 7.17(b) of the Disclosure Schedule identifies each employee of any member of the Seller Group who normally performs service related to the Business and is currently (A) absent from active employment due to short or long term disability, or (B) employed pursuant to a written contract or agreement specifying the term of employment.

                  (c) CONTINUATION OF RIGHTS. With respect to continuation rights arising under federal or state law as applied to Benefit Plans that are group health plans (as defined in Section 601, ET SEQ. of ERISA), SCHEDULE 7.17(c) of the Disclosure Schedule identifies each employee, former employee and qualifying dependent who has elected continuation coverage as of or prior to June 30, 1999 and whose coverage period had not expired as of such date.

                  (d) CONTRIBUTIONS TO BENEFIT PLANS. With respect to those Benefit Plans set forth in SCHEDULE 7.17(a) of the Disclosure Schedule:
         (a) all contributions required to be made to or in support of the Benefit Plans as of the date of this Agreement have been made, (b) a proper accrual has been made on the books of the Seller Group for all contributions due in the current fiscal year on or prior to the Closing Date but not made as of the date of this Agreement, and (c) no contribution has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419 or Section 419A of the Code or otherwise).

         7.18 NO REFERRALS BY INTERESTED PARTIES. Except as identified in
SCHEDULE 7.18 of the Disclosure Schedule, from and after commencement of administration of the Business by the Seller Group at each Diagnostic Center, and through the Closing Date, there have been no referrals of Medicare or Medicaid patients to any member of the Seller Group by physicians owning any equity interest, whether direct or indirect, in such member or, to the knowledge of the Seller Group, in any of the Diagnostic Centers, or having any financial relationship, other than the right to receive a fee for professional services rendered, with such member, to the knowledge of the Seller Group, or Center (other than Medical Directors.)

         7.19 RELATED PARTY TRANSACTIONS. SCHEDULE 7.19 of the Disclosure
Schedule identifies each entity, related through "common ownership or control" to any member of the Seller Group or, to the knowledge of the Seller Group, a Diagnostic Center under the definitions of such quoted term set forth under regulations promulgated by the federal Medicare program or by the Medicaid program of any state, that has transacted business with any member of the Seller Group or, to the knowledge of the Seller Group, with a Diagnostic Center. For each such entity, the Schedule also states the nature of the transaction and the nature of the relationship, including, but not limited to, the percentage of common ownership or relationship that creates control. A copy of each contract and written agreement between such entity and the applicable member of the Seller Group or Diagnostic Center have been or will be delivered to the Purchaser prior to or at the Closing.

         7.20 DIAGNOSTIC CENTER OPERATION. Each of the Diagnostic Centers is certified for participation in the Medicare, Medicaid and CHAMPUS programs, has a current and valid provider contract with each of such programs, is in compliance in all material respects with the conditions of participation of each of such programs and has received all approvals or qualifications necessary for capital reimbursement, except where the failure to be so certified, to have such contracts to be in such compliance or to have such approvals or qualifications would not have a Material Adverse Effect on the Business or financial condition of any particular Diagnostic Center. No member of the ICSL Group has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of any of the Medicare, Medicaid or CHAMPUS programs of any pending or threatened investigation with respect to the operation of any Diagnostic Center.

         7.21 PERIODIC ASSESSMENTS ON HEALTH CARE ENTITIES. Except as disclosed in SCHEDULE 7.21 of the Disclosure Schedule, each member of the Seller Group has timely filed all material reports required of it by federal or state agencies having jurisdiction over any aspect of the operation of the Diagnostic Centers and has timely paid all periodic assessments imposed by law or regulation with respect to the revenues derived from such operation, and will be solely responsible for the payment of any such assessment that becomes payable after the Closing Date as a result of the operation of any of the Diagnostic Centers on or before such Date.

         7.22 DISCLOSURE. None of the representations or warranties contained in this Section 7 and none of the information contained in the Schedules referred to in such Section is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. The ICSL Group shall, between the date of this Agreement and the Closing Date, timely provide to the Purchaser such additional documents and information concerning the Business or Transferred Assets as may have a Material Adverse Effect upon the accuracy or completeness of the foregoing warranties and representations, the Scheduled information or other written information furnished by the ICSL Group to Purchaser.

         8.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the ICSL Group, except as set forth in the Purchaser's DISCLOSURE SCHEDULE, that the following representations and warranties are true and correct on the date hereof:

         8.01 ORGANIZATION. The Purchaser is a limited liability company organized, existing and in active status under the laws of the state of its incorporation. The Purchaser is duly qualified or licensed and in good standing as a foreign corporation in those states listed on the DISCLOSURE SCHEDULE, which are the only jurisdictions in which the property owned, leased or operated by the Purchaser or the nature of the business conducted by the Purchaser makes such qualification or licensing necessary, except where failure to qualify would not result in a material adverse effect on the business of the Purchaser.

         8.02 POWER AND AUTHORITY. The Purchaser has full corporate power and authority to carry on its business as now being conducted and to own, operate and lease its properties in the places where such business is now conducted and such properties are now owned, leased or operated. This Agreement and the transactions contemplated hereby have been duly approved by the Board of Directors of the Purchaser. The Purchaser has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and this Agreement and all other agreements to be executed and delivered by the Purchaser in connection herewith constitute the legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms.

         8.03 COMPLIANCE. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Purchaser will not (i) violate any provision of the organizational documents of the Purchaser, (ii) violate any material provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, any mortgage, lien, lease, contract, license, instrument or any other agreement to which the Purchaser is a party, (iii) result in the creation or imposition of any material lien, charge, pledge, security interest or other material encumbrance upon any property of the Purchaser or (iv) to the best of the Purchaser's knowledge, violate or conflict with any court order, judgment or decree, or any law, ordinance or regulation to which the Purchaser or its property is subject, except for any such violation or conflict that would not result in a material adverse effect on the business or operations of the Purchaser.

         8.04 LITIGATION. There are no material claims, actions, suits or proceedings (arbitration or otherwise) pending or, to the best of the Purchaser's knowledge, threatened against the Purchaser at law or in equity in any court or before or by any governmental authority which would have a material adverse effect on the business or operations of the Purchaser. The Purchaser is not in default in respect of any judgment, order, writ, injunction or decree of any court or other governmental authority with respect to the transactions contemplated by this Agreement.

         8.05 APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person is required in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated thereby.

                  9. COVENANTS OF THE ICSL GROUP

         9.01 COOPERATION. The ICSL Group shall use reasonable efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by them hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated.

         9.02 ACCESS. Until the Closing, the ICSL Group shall give the Purchaser, its attorneys, accountants and other authorized representatives access, upon reasonable notice and at reasonable times, to the ICSL Group's offices, suppliers, employees, business and financial records, contracts, business plans, budgets and projections, agreements and commitments and other documents and information concerning the Seller Group and the Business (the "Information") and persons employed by or doing business with the Seller Group, except such documents covered by the attorney-client privilege. In order that the Purchaser may have full opportunity to make such examination and investigation as it may desire of the Business, the ICSL Group will furnish the Purchaser and its representatives during such period with all such Information as such representatives may reasonably request and cause the respective officers, employees, consultants, agents, accountants and attorneys of the Seller Group to cooperate fully with the representatives of the Purchaser in connection with such review and examination; provided, however, that the Purchaser will hold the documents and information concerning the ICSL Group and the Business confidential in accordance with Section 11.02 hereof.

         9.03 ACTIONS PRIOR TO CLOSING. The Seller Group shall conduct the Business pending the Closing only in the ordinary and usual course consistent with past practice. Without limiting the generality of the foregoing, the Seller Group will not, except in the ordinary and usual course, without the prior written consent of the Purchaser, except to the extent that a Material Adverse Effect would not result, (i) make any acquisition or disposition of assets used in connection with the Business; (ii) enter into any contract (other than this Agreement or as otherwise provided for in this Agreement) or terminate any contract or other right relating to the Business; or (iii) make any loans, advances or capital contributions to, or investments in, any other entity or person involved in the operation of the Business, other than travel or other advances to employees in the ordinary course of business consistent with past practice.

         9.04 COVENANT NOT TO COMPETE. For a period of three years from and after the Closing Date, no member of the ICSL Group, nor any subsidiary thereof shall, directly or indirectly:

                  (a) own, administer, operate, control or participate in the ownership, management, operation or control of, or be engaged or otherwise connected as a stockholder, partner, member, or otherwise with, any business that at any time during such period directly or indirectly owns, administers or operates diagnostic imaging centers within 25 miles of any of the Diagnostic Centers; or

                  (b) solicit any employee, independent contractor or vendor of the Purchaser to terminate his, her or its employment, consulting arrangement or vending arrangement with the Purchaser.

         Notwithstanding the foregoing, the following shall not be a violation of this Section 9.04:

                  (a) the ownership of not more than two percent of any publicly traded company that conducts any prohibited activities;

                  (b) ICSL or any member of the ICSL Group engaging in the business of providing (A) clinical investigative site management and outcomes research services, (B) network management services to independent physician associations and specialty care physician networks and management and consulting services to hospitals and (C) management and consulting services to managed care companies; and

                  (c) Any entity which is not currently an affiliate of ICSL which acquires a controlling interest in ICSL from conducting any of the business operations of such entity or its subsidiaries.

                           10. COVENANTS OF PURCHASER

         10.01 COOPERATION. The Purchaser covenants and agrees that it shall use its best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated.

         10.02 TAXES AND FEES. The Purchaser shall pay all sales, use, transfer, recordation and documentary taxes and fees, if any, arising out of the transfer of the Transferred Assets pursuant to this Agreement.

         10.03 EMPLOYEES OF THE SELLER GROUP. Except as provided in Section 10.03(c) below, Purchaser will offer employment after the Closing Date, on terms and conditions to be determined by Purchaser in its sole discretion, to all of the employees of the Seller Group whose principal current duties are involved with the operation of the Business.

                  (a) WORKERS' COMPENSATION. The Seller Group shall continue to be responsible for each workers' compensation claim and premium relating to the Business which is based on an injury occurring on or prior to the Closing Date, regardless of the date on which such claim is filed, and shall indemnify and hold Purchaser harmless against all Damages arising out of or relating to all such claims and premiums in accordance with Section 12 hereof. Purchaser shall be responsible for all workers' compensation claims relating to the Business based on injuries occurring after the Closing Date, and shall indemnify and hold the Seller Group harmless against all Damages arising out of or relating to all such claims in accordance with Section 12 hereof.

                  (b) DESIGNATION OF PURCHASER AS SUCCESSOR EMPLOYER. If requested by Purchaser, the Seller Group shall consent to the designation of Purchaser as successor employer of the former employees of a member of the Seller Group employed in the Business after the Closing Date for purposes of unemployment insurance, payroll taxes or workers' compensation contribution premium ratings under applicable federal or state law.

                  (c)      EMPLOYEE BENEFIT PLANS.

                           (i) Purchaser shall not be required to maintain, or
                  cause to be maintained, any Benefit Plan for the benefit of individuals employed by the Seller Group on the Closing Date who accept Purchaser's offer of employment, nor to provide any retiree health or life benefits with respect to such employees or to any other former employees of the Seller Group or to their spouses or dependents under any of its existing or new benefit plans.

                           (ii) The Seller Group shall remain responsible for
                  all unemployment compensation claims arising out of terminations of its employees who do not accept Purchaser's offer of employment on or prior to the Closing Date, and Purchaser shall be responsible for any such claims arising out of terminations after the Closing Date of former employees of the Seller Group accepting the Purchaser's offer of employment.

                           (iii) The Seller Group shall remain responsible for
                  all benefits payable to each of its employees who, as of the close of business on the day immediately preceding the Closing Date, shall be totally and permanently disabled in accordance with the applicable provisions of any of health, accident, sickness, salary continuation, or disability benefit (whether short-term or long-term) plans or programs of the Seller Group. As of the Closing, any employee who is on approved leave of absence from any member of the Seller Group, including any employee receiving benefits under any short-term disability plan or program of such member, or on workers' compensation leave, shall be deemed to be an employee of the Seller Group until such time as such employee is no longer on such approved leave. At the time such employee is available to return to work, such employee shall be offered employment by the Purchaser in accordance with the terms of this Section if his or her principal job duties, at the time of commencement of such leave, shall have been involved with the operation of the Business. If at such time the subject employee is eligible for long-term disability benefits and declines the Purchaser's employment offer, such employee shall receive such benefits under the long-term disability plan or program of the Seller Group.

                  (d) NO ERISA LIABILITY TO PURCHASER. Nothing in this Agreement shall be construed to constitute a sale of assets under Section 4204 of ERISA, and Purchaser shall have no obligation to contribute to, and shall incur no withdrawal liability, as defined in Section 4201 of ERISA, or any other liability, cost or expense, whether prior to or after the Closing, with respect to, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Seller Group or any of its affiliates contributes or has ever had an obligation to contribute.

         10.04 RECORD RETENTION. The Seller Group shall retain the books and records of the Diagnostic Centers not transferred to Purchaser hereunder for a period of not less than three years following the Closing Date; subject to a right of prior disposal of any of the same following its furnishing to Purchaser of reasonable notice of such intent and to Purchaser's right to obtain from the Seller Group those books and records which it intends to dispose of. The Purchaser shall have the further right, at its expense, (i) to have reasonable access to and examination of such retained books and records during the subject three year period or until such earlier date on which the Seller Group shall have disposed of such books and records as provided above, upon reasonable notice to the Seller Group and during normal business hours, and (ii) to make copies of the same, subject to the obligation to maintain the confidentiality of such books and records in accordance with the reasonable direction of the Seller Group.

                              11. MUTUAL COVENANTS

         11.01 GENERAL COVENANTS. Following the execution of this Agreement, the Purchaser and the ICSL Group agree:

                  (a) If any event should occur, either within or without the knowledge or control of any party, which would prevent fulfillment of the conditions to the obligations of any party hereto to consummate the transactions contemplated by this Agreement, to use its or their reasonable efforts to cure the same as expeditiously as possible;

                  (b) To cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions which are or may be reasonable and necessary to obtain the consent of any governmental instrumentality or any third party to accomplish the transactions contemplated by this Agreement or to comply with the requirements of the HSR Act;

                  (c) To deliver such other instruments of title, certificates, consents, endorsements, assignments, assumptions and other documents or instruments, in form reasonably acceptable to the party requesting the same and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of this Agreement and the transactions contemplated herein;

                  (d) To confer on a regular basis with the other, report on material operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; and

                  (e) To promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby (other than HSR Act filings).

         11.02 CONFIDENTIALITY. As used herein, "Confidential Information" means any information or data that a party has acquired from another party that is confidential or not otherwise available to the public, whether oral or written, including without limitation any analyses, computations, studies or other documents prepared from such information or data by or for the directors, officers, employees, agents or representatives of such party (collectively, the "Representatives"), but excluding information or data which (i) the party can demonstrate it independently developed, (ii) became available to the public other than as a result of such party's violation of this Agreement, (iii) became available to such party from a source other than the other party if that source was not bound by a confidentiality agreement with such other party and such source lawfully obtained such information or data, or (iv) is required to be disclosed by applicable law, provided that promptly after being compelled to disclose any such information or data, the party being so compelled shall provide prompt notice thereof to the other party so that such other party may seek a protective order or other appropriate remedy. Each party covenants and agrees that it and its Representatives shall keep confidential and shall not disclose any Confidential Information, except to its Representatives and lenders who need to know such information and keep it confidential. Each party shall be responsible for any breach of this provision by its Representatives. In the event that the Closing does not occur, each party will promptly return to the other all copies of such other party's Confidential Information.

         11.03 BROKER'S FEE. Except as otherwise provided herein, the Purchaser and ICSL agree that each party is solely responsible for any financial advisory fee, brokerage commission, finder's fee or like payment due any person or firm retained by such party in connection with this Agreement or otherwise.

         11.04 HART-SCOTT-RODINO FILING.

         (a) Purchaser and the ICSL Group agree to file with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission a Notification and Report Form in accordance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and to use their best efforts to achieve the prompt termination or expiration of the waiting period or any extension thereof provided for under the HSR Act as a prerequisite to the consummation of the transactions provided for herein. The Purchaser shall bear the expense of any filing fees required under the HSR Act as a result of the proposed acquisition of the Business by Purchaser.

         (b) Nothing in this Section 11.04 shall be construed as requiring any party to this Agreement or its affiliates to (i) sell or otherwise dispose of any of its assets or voting securities other than as otherwise contemplated by this Agreement and (ii) take any action which either would have a Material Adverse Effect on the operations, business or financial condition of any such party or its affiliates or would materially impair the value of the Business.

         11.05 ACCOUNTS RECEIVABLE. For 180 days after Closing, the Purchaser will collect the accounts receivable of the ICSL Group existing at the Closing, except for accounts receivable related to personal injury services (the "Seller Receivables"), using the same diligence and efforts as Purchaser uses to collect its own accounts receivable. The Purchaser will remit to the ICSL Group payments collected by the Purchaser on the Seller Receivables no less frequently than weekly. The ICSL Group and the Purchaser shall cooperate in the collection of the Seller Receivables and the ICSL Group shall have the ability to assist Purchaser in the collection of the Seller Receivables. After 180 days, Purchaser's obligation to collect the Seller Receivables shall cease, and the ICSL Group shall assume full responsibility for such collection. The ICSL Group shall use only commercially reasonable efforts to collect all Seller Receivables. If the ICSl Group at any time receives payment for post-Closing accounts receivable of the Purchaser, or if the Purchaser at any time shall receive accounts receivable of the ICSl Group, each party agrees to forthwith remit such payment to the other party promptly, but not later than one week after receipt of such payment. In determining the proper application of payment with respect to any account receivable, payment will be applied towards the invoice referenced in each particular payment or, in the absence of any such reference, to the oldest invoice for such vendor.

         12.  SURVIVAL AND INDEMNIFICATION

         12.01 SURVIVAL. All representations and warranties made in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall expire six (6) months after the Closing Date.

         12.02 AGREEMENT BY THE PURCHASER REGARDING NO OTHER REPRESENTATIONS OR WARRANTIES BY THE ICSL GROUP. The Purchaser agrees that except for the representations and warranties (including the Schedules with respect thereto) made by the ICSL Group expressly set forth in Section 7 of this Agreement, no member of the ICSL Group nor any affiliate, agent or representative thereof has made and shall not be construed as having made to the Purchaser or to any representatives or affiliates thereof, and neither the Purchaser nor any affiliates, agents or representatives thereof has relied upon, any representation or warranty of any kind.

         12.03    AGREEMENTS TO INDEMNIFY.

         (a)      As used in this Section 12:

                  (i) "Indemnified Claims" means assertions of indemnification obligations hereunder made by an Indemnified Party.

                  (ii) "Damages" means damages, liabilities, losses, judgments, settlements, and expenses, including, without limitation, all reasonable attorneys' fees; provided that, in no event shall "Damages" mean consequential, special or punitive damages (except where an underlying cause of action giving rise to any such Damages is fraud or intentional misrepresentation).

                  (iii) "Indemnified Party" means (a) with respect to the ICSL Group's obligations hereunder, the Purchaser and each of its subsidiaries and affiliates, and (b) with respect to the Purchaser's obligations hereunder, the ICSL Group and each of their subsidiaries and affiliates.

                  (iv) "Indemnifying Party" means (a) the ICSL Group, jointly and severally with respect to indemnity obligations owed by the ICSL Group on and after the Closing, and (b) the Purchaser, with respect to indemnity obligations owed by the Purchaser on and after the Closing.

         (b) On the terms and subject to the limitations set forth in this Agreement, each Indemnifying Party shall indemnify, defend and hold each Indemnified Party harmless from, against and in respect of any and all Damages incurred by any Indemnified Party arising from or in connection with any material breach of any representation or warranty, or any breach or non-fulfillment of any covenant or agreement, in each case made by the Indemnifying Party in this Agreement.

         12.04    LIMITATIONS OF INDEMNITY OBLIGATIONS.

         (a) Except as otherwise explicitly provided in this Agreement or by statute to the extent that statutory remedies cannot legally be waived by the person entitled thereto, and except for fraud, deceit or intentional misrepresentation by the Purchaser or a member of the ICSL Group, the indemnity obligations of the Indemnifying Party shall expire eighteen (18) months after the Closing Date and after consummation of the transactions contemplated by this Agreement the sole and exclusive remedy of the Purchaser or the ICSL Group in this Agreement are as set forth in this Section 12. Each party acknowledges and agrees that the other parties would not have entered into this Agreement but for the inclusion herein of this Section 12.04.

         (b) The aggregate indemnity obligations of the ICSL Group under this Agreement shall not in any event exceed $24,000,000.

         (c) An Indemnified Party shall be entitled to indemnification only if the aggregate and collective Damages for which it or he otherwise would be entitled to indemnification under this Agreement exceed $460,000, in which event it or he shall be entitled to indemnification of the full amount of Damages for which it would be entitled to indemnification under this Section 12 exceeding such amount.

         12.05 NOTICE OF CLAIM. An Indemnified Party shall promptly notify the Indemnifying Party in writing (the "Claim Notice") of any Indemnified Claim asserted by a third person that might give rise to any indemnity obligation hereunder (a "Third Party Claim"), specifying in reasonable detail the nature thereof and indicating the amount (estimated if necessary) of the Damages that have been or may be sustained by the Indemnified Party. Failure of an Indemnified Party to promptly give such notice shall not relieve an Indemnifying Party of its obligation to indemnify under this Section 12, except to the extent that such failure is actually and materially prejudicial to the rights or obligations of the Indemnifying Party, in which event the Indemnifying Party's obligation shall be reduced by the amount of damages it suffers as a direct result of the failure. Together with or following such Claim Notice, the Indemnified Party shall deliver to the Indemnifying Party copies of all notices and documents received by such Indemnified Party relating to the Third Party Claim (including court papers).

         12.06 DEFENSE AND SETTLEMENT OF THIRD PARTY CLAIMS. An Indemnifying Party shall have the right (without prejudice to the right of an Indemnified Party to participate at his or its own expense through counsel of his or its own choosing) to defend against any Third Party Claim at his or its expense and through counsel of his or its own choosing and to control such defense if he or it gives written notice of his or its intention to do so within 15 business days of his or its receipt of a Claim Notice of such Third Party Claim. The Indemnified Party shall cooperate fully in the defense of such Third Party Claim and shall make available to the Indemnifying Party or his or its counsel all pertinent information under its or his control relating thereto. The Indemnified Party shall have the right to elect to settle any Third Party Claim; provided, however, the Indemnifying Party shall not have any indemnification obligation with respect to any monetary payment to any third party required by such settlement unless the Indemnifying Party shall have consented in writing thereto. The Indemnifying Party shall have the right to elect to settle any Third Party Claim subject to the written consent of the Indemnified Party which consent shall not be unreasonably withheld; provided, however, that if the Indemnified Party fails to give such written consent within 15 business days of being requested to do so, the Indemnified Party shall, at its or his expense, assume the defense of such Third Party Claim and regardless of the outcome of such matter, the Indemnifying Party's liability hereunder shall be limited to the amount of any such proposed settlement.

              13. TERMINATION

         13.01 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                  (a)      By the Purchaser or ICSL if:

                           (i) consented to by the other of those named parties;

                           (ii) if the Closing shall not have occurred on or before August 15, 1999, unless the failure of the Closing to have occurred by such date is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                           (iii) any court or governmental body of competent jurisdiction shall have issued an order, decree or ruling, or taken any other action, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, provided that no termination shall be permitted under this paragraph unless the party seeking such termination shall have used its reasonable best efforts to oppose such issuance or taking; or

                           (iv) the other party commits any material breach of its representations, warranties or covenants set forth herein and such breach, if curable, has not been cured within thirty
                                    (30) days after notice is given to terminate this Agreement as a result of such breach.

                  (b) By the Purchaser, if within 24 hours after the ICSL Group delivers to the Purchaser a final DISCLOSURE SCHEDULE (i) the Purchaser determines that the information disclosed in the DISCLOSURE SCHEDULE is materially different than that which the Purchaser expected to be in the DISCLOSURE SCHEDULE based upon its due diligence investigation to the date of such receipt and (ii) the Purchaser provides notice to the ICSL Group of its determination.

         Upon the occurrence of any of the events specified in this Section
13.01 (other than paragraph (a) hereof), written notice of such event shall forthwith be given to the other parties to this Agreement, whereupon this Agreement shall terminate.

         13.02 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 13.01, this Agreement, except for the provisions of Sections 11.02, 12.01, 13 and 14, shall forthwith become void and be of no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders; provided that nothing in this
Section 13.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

                  14. MISCELLANEOUS

         14.01 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and either (j) delivered by hand, (ii) made by facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to Purchaser:

PresGar Imaging, L.C.
15310 Amberly Drive, Suite 315
Tampa, Florida 33647
Attn: Gary W. Wright
Facsimile telephone number: 813/977-0143

with a copy to:

Jeremy P. Ross
Bush Ross Gardner Warren & Rudy, P.A.
220 South Franklin Street
Tampa, Florida 33602
Facsimile telephone number: 813/223-9620

If to the ICSL Group (or any member thereof):

Innovative Clinical Solutions, Ltd.
10 Dorrance Street, Suite 400
Providence, RI 02903
Attn: President
Facsimile telephone number: 401/831-6758 with a copy to:

Nutter, McClennen & Fish, LLP
One International Place
Boston, MA 02110-2699
Attn:  James E. Dawson, Esq.
Facsimile telephone number:  (617) 973-9748

All notices, requests, consents and other communications hereunder shall be deemed to have been properly given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

         14.02 ENTIRE AGREEMENT. It is agreed that all offers, statements of intent, understandings and agreements heretofore had among the parties or their affiliates respecting this transaction are merged in this Agreement (including the Schedules and Exhibits thereto), which fully and completely expresses the agreement of the parties, and that there are no other representations, warranties or agreements.

         14.03 WAIVER. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any other breach of that or any other provision hereof.

         14.04 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the Delaware, without giving effect to the conflict of law principles thereof.

         14.05 SEVERABILITY. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement nevertheless shall remain in full force and effect.

         14.06 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         14.07 PUBLICITY. None of the parties hereto shall issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement without the prior written consent of the others, except as may be required by applicable state or federal securities or other laws.

         14.08 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.09 EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         14.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         14.11 SCHEDULES. All information disclosed in a particular schedule to this Agreement shall be deemed to be disclosed with respect to all other schedules to this Agreement as if such information had been set forth in such other schedules.

         14.12 LIMITATION ON DAMAGES. Neither the ICSL Group nor the Purchaser shall be liable for punitive, special or consequential damages in connection with this Agreement or the transactions contemplated thereby (except where an underlying cause of action giving rise to any such damages is fraud or intentional misrepresentation).

         IN WITNESS WHEREOF, Purchaser and the members of the ICSL Group have executed this Agreement as of the day and year first above written.

                                  PRESGAR IMAGING, L.C.

                                  By PresGar Management, a member

                                       By: /s/ Gary W. Wright
                                          -----------------------------------
                                            Gary W. Wright, a managing member

                                  INNOVATIVE CLINICAL SOLUTIONS, LTD.

                                       BY: /s/ Frederick R. Leathers
                                          -----------------------------------
                                       Name: Frederick R. Leathers
                                       Title: Treasurer

                                       PHYMATRIX MANAGEMENT COMPANY, INC.

                                       BY: /s/ Frederick R. Leathers
                                          --------------------------------
                                            Name: Frederick R. Leathers
                                            Title: Chief Financial Officer

                                       PHYMATRIX DIAGNOSTIC IMAGING, INC.

                                       By: /s/ Frederick R. Leathers
                                          --------------------------------
                                            Name: Frederick R. Leathers
                                            Title: Chief Financial Officer

                                       PHYMATRIX DIAGNOSTIC IMAGING, NORTHEAST,
                                       INC.

                                       By: /s/ Frederick R. Leathers
                                          ---------------------------------
                                            Name: Frederick R. Leathers
                                            Title: Chief Financial Officer

                                       BABRAD, INC.

                                       By: /s/ Frederick R. Leathers
                                          ----------------------------------
                                            Name: Frederick R. Leathers
                                            Title: Treasurer, Chief Financial
                                                   Officer

                                       DEERCO, INC.

                                       By: /s/ Frederick R. Leathers
                                          ----------------------------------
                                            Name: Frederick R. Leathers
                                            Title: Treasurer, Chief Financial
                                                   Officer

                                       BILTMORE IMAGING CENTER, INC.

                                       BY: /s/ Frederick R. Leathers
                                          ----------------------------------
                                            Name: Frederick R. Leathers
                                            Title: Treasurer, Chief Financial
                                                   Officer